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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -----------------

                                 SCHEDULE 14D-1
                               (Amendment No. 3)

              Tender Offer Statement Pursuant to Section 14(d)(1)
                     of the Securities Exchange Act of 1934

                              -----------------

                         BALCOR EQUITY PROPERTIES - XII
                           (Name of Subject Company)

                 WALTON STREET CAPITAL ACQUISITION CO., L.L.C.
                                WIG XII PARTNERS
                           FMG ACQUISITION I, L.L.C.
                         INSIGNIA FINANCIAL GROUP, INC.
                                   (Bidders)

                         LIMITED PARTNERSHIP INTERESTS
                         (Title of Class of Securities)

                                      NONE
                     (CUSIP Number of Class of Securities)

                              -----------------

                              Edward J. Schneidman
                                 John R. Sagan
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600

            (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Bidder)



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                       Amendment No. 3 to Schedule 14D-1

     This Amendment No. 3 to Schedule 14D-1 amends the Schedule 14D-1 filed by Walton Street Capital Acquisition Co., L.L.C., a Delaware limited liability company, (the "Purchaser") with the Commission on November 16, 1995, as amended by Amendment No. 1 filed with the Commission on November 21, 1995 and Amendment No. 2 filed with the Commission on December 5, 1995. All capitalized terms used herein but not otherwise defined have the meanings ascribed to such terms in the Offer to Purchase dated November 16, 1995 (the "Offer to Purchase"), the First Supplement to the Offer to Purchase dated December 5, 1995 (the "First Supplement") and the related Letter of Acceptance (the "Letter of Acceptance," as each may be supplemented or amended from time to time, which together constitute the "Offer").

ITEM 10. ADDITIONAL INFORMATION.

     Item 10(f) is hereby amended to add the following:

     (f) The information set forth in the Press Release dated December 18, 1995, a copy of which attached hereto as Exhibit (a)(9), is incorporated herein by reference.

ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS.

     99.(a)(9)   Press Release dated December 18, 1995.





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                                   SIGNATURES


     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

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
Dated:  December 18, 1995.                       WALTON STREET CAPITAL ACQUISITION
                                                 CO., L.L.C.

                                                 By:/s/ Neil Bluhm
                                                    ----------------------------------------------------------
                                                      Neil Bluhm
                                                      Manager


                                                 By:/s/ Ira Schulman
                                                    ----------------------------------------------------------
                                                      Ira Schulman
                                                      Manager


                                                 By:/s/ William Abrams
                                                    ----------------------------------------------------------
                                                      William Abrams
                                                      Manager


                                                 By:/s/ Jeffrey Quicksilver
                                                    ----------------------------------------------------------
                                                      Jeffrey Quicksilver
                                                      Manager


                                                 WIG XII PARTNERS
                                                 By: Walton Street Capital Acquisition Co., L.L.C.


                                                 By:/s/ Ira Schulman
                                                    ----------------------------------------------------------
                                                      Ira Schulman
                                                      Managing Principal


                                                 FMG ACQUISITION I, L.L.C.


                                                 By:/s/ Jeffrey Goldberg
                                                    ----------------------------------------------------------
                                                      Jeffrey Goldberg
                                                      In his capacity as Manager


                                                 INSIGNIA FINANCIAL GROUP, INC.


                                                 By:/s/ Frank Garrison
                                                    ----------------------------------------------------------
                                                      Frank Garrison
                                                      Executive Managing Director
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                                 EXHIBIT INDEX


                                                                                                                Sequentially
                                                                                                                 Numbered
Exhibit           Description                                                                                      Page
-------           -----------                                                                                  -------------
99.(a)(9)         Press Release dated December 18, 1995    . . . . . . . . . . . . . . . . . . . . . . .             5

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